Exhibit 99.1
Raven Industries Reports Strong Third Quarter Fiscal 2019 Results
Raven Achieves Record Sales and EPS on a Trailing Twelve-Month Basis
Sioux Falls, S.D. - November 28, 2018 - Raven Industries, Inc. (the Company) (NASDAQ: RAVN) today reported financial results for the third quarter that ended October 31, 2018.

Noteworthy Items:

•	Consolidated net sales increased 3 percent year-over-year on a reported basis, and more than 11 percent year-over-year when excluding the impact of abnormally high hurricane recovery film sales;[1]

•	Applied Technology achieved net sales growth of 18 percent year-over-year driven by strong growth from new products and market share gains;

•	Applied Technology expanded division profit margin nearly 500 basis points year-over-year primarily due to strong incremental margins on volume growth;

•
Engineered Films' profit margin declined from 26 percent to 16 percent year-over-year as a result of significantly lower hurricane recovery film sales and cost overruns on a large installation project;

•	Aerostar's strong financial performance continued in the third quarter, with sales increasing more than 50 percent and division operating income increasing nearly three-fold versus the prior year;

•	Aerostar was awarded a new five-year $36 million radar systems contract during the third quarter, positioning this strategic product line for strong future growth.

Third Quarter Results:
Net sales for the third quarter of fiscal 2019 were $104.8 million, up 3.4 percent versus the third quarter of fiscal 2018. Hurricane recovery film sales were $8.4 million in the third quarter of last year compared to $1.5 million in the third quarter of this year. Excluding sales of hurricane recovery film, net sales in the third quarter increased $10.4 million or 11.2 percent year-over-year.1 Both Applied Technology and Aerostar achieved strong double-digit sales growth during the third quarter on market share gains and new product sales. Engineered Films' sales declined in the third quarter, primarily as a result of the significant decline in hurricane recovery film sales.

Operating income for the third quarter of fiscal 2019 was $13.6 million versus operating income of $17.8 million in the third quarter of fiscal 2018, declining 23.7 percent year-over-year. As anticipated, operating income was adversely impacted by the significant decline in hurricane recovery film sales versus the prior year. In addition, spending for Project Atlas, the Company's new enterprise resource planning platform, increased $0.8 million versus the prior year in support of the go-live for Engineered Films at the beginning of fiscal year 2020. Lastly, Engineered Films experienced cost overruns on a large geomembrane installation project that lowered profits by

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Raven Industries Third Quarter 2019 Results
November 28, 2018

nearly $2 million in this year's third quarter. Remaining estimated costs to complete have been revised and the Company expects this project to be break-even.

Net income for the third quarter of fiscal 2019 was $13.0 million, or $0.36 per diluted share, versus net income of $12.0 million, or $0.33 per diluted share, in last year's third quarter. Included in this year's third quarter results on a pre-tax basis were expenses related to Project Atlas, totaling $1.1 million ($0.8 million after-tax, or $0.02 per diluted share). In the third quarter of last year, Project Atlas related expenses were approximately $0.3 million ($0.2 million after-tax, or $0.01 per diluted share). Additionally, net income benefited from a lower estimated annual effective tax rate and favorable discrete tax items.

The Company’s effective tax rate, excluding discrete items, in the third quarter of fiscal 2019 was 18.7 percent, approximately 14 percentage points lower than the third quarter of last year. This resulted in lower tax expense of approximately $2 million ($0.05 per diluted share), in this year's third quarter. The decline in the effective tax rate was driven primarily by the Tax Cuts and Jobs Act (TCJA). Net favorable discrete tax items in the third quarter of fiscal year 2019 lowered tax expense by approximately $1.4 million ($0.04 per diluted share).

Balance Sheet and Cash Flow:
At the end of the third quarter of fiscal 2019, cash and cash equivalents totaled $68.7 million, increasing $3.3 million versus the prior quarter. Profitability and operating cash flows remained strong during this year's third quarter. The Company's priorities for cash are to drive organic growth through both investment in research and development and market expansion initiatives, strategic mergers and acquisitions to supplement organic growth strategies, and to return capital to shareholders through dividends and share repurchases.

Net working capital as a percentage of annualized net sales deteriorated, from 24.6 percent in the third quarter of last year to 25.6 percent in this year’s third quarter.2 The increase was not the result of extended payment terms. It was primarily driven by an increase in Aerostar's accounts receivable in conjunction with their significantly higher sales and timing of contract deliverables and related invoicing.

Return on Equity:
The Company's operations are generating a very strong return on equity. On a trailing twelve-month basis, return on equity was 19.7 percent. Trailing twelve-month return on equity is determined by the Company as the aggregate net income attributable to Raven for the previous twelve months divided by the average of beginning and ending shareholders' equity for the same period. Over the past ten fiscal years, return on equity has averaged 19.1 percent, with 31.4 percent being the peak and 1.7 percent being the trough. The robust return on equity for

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Raven Industries Third Quarter 2019 Results
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the trailing twelve-months has been driven primarily by strong sales and profitability improvements across all three divisions.

Applied Technology Division:
Net sales for Applied Technology in the third quarter of fiscal 2019 were $29.7 million, up 17.5 percent year-over-year. Geographically, domestic and international sales were up 18.4 percent and 14.0 percent year-over-year, respectively. This increase, both domestically and internationally, was led by strong growth from new products and market share gains in several core product platforms.

New product sales growth were led by RS1™, the division's new market leading steering platform. RS1™ combines autosteer, global positioning capabilities, and Raven's Slingshot® services into one intuitive, easy-to-use unit for agricultural equipment navigation and remote connectivity for proactive service and logistics. This innovative new solution, which was developed by leveraging technology obtained in the fiscal year 2015 acquisition of SBG Innovative BV, is superior relative to competitive technologies in the marketplace today. RS1™ has positioned the division to gain market share not only in the sprayer market, but also in the tractor market. Applied Technology has traditionally had very little market share in the tractor steering market, while holding a very strong position in the smaller Ag sprayer steering market. The success of RS1™ boosted revenues of this core product family by approximately 50 percent over the prior year.

Additionally, the division continues to invest in building out its Latin American presence and is making good progress in positioning this geographic region for strong growth in fiscal year 2020. The division's growth strategy is to provide unmatched customer service while focusing on expanding relationships with local OEMs and large enterprise farms.

Division operating income in the third quarter of fiscal 2019 was $7.7 million, up $2.4 million or 44.4 percent versus the third quarter of fiscal 2018. Division operating margin increased 480 basis points year-over-year, from 21.2 percent to 26.0 percent. Incremental margins were strong for Applied Technology, driven primarily by leverage on higher sales volume and to a lesser extent, lower legal expenses versus the third quarter of the prior year.

Engineered Films Division:
Net sales for Engineered Films in the third quarter of fiscal 2019 were $58.2 million, down $6.9 million or 10.6 percent year-over-year. Volume, measured in pounds sold, decreased approximately 15 percent versus the prior year. The decrease in net sales was expected and was driven by a significant year-over-year decline in hurricane recovery film sales. In the third quarter of fiscal 2018 hurricane recovery film sales were $8.4 million. Sales of

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Raven Industries Third Quarter 2019 Results
November 28, 2018

hurricane recovery film in the third quarter of this year were $1.5 million, down $6.9 million year-over-year. Excluding the impact of sales from hurricane recovery film3, the division's net sales were flat but volume, measured in pounds sold, was down approximately 6 percent year-over-year.

In the fourth quarter of this fiscal year, the division expects to realize another substantial decline in hurricane recovery film sales as compared to the prior year. In the fourth quarter of last year, the division realized $15.8 million in sales of hurricane recovery film due to unusually high event-driven demand. Overall, market position is strong across all of the end-markets served by Engineered Films, and the division continues to invest for future growth. The Company expects that the division will perform well over the next twelve months and over the long-term.

Operating income in the third quarter of fiscal 2019 was $9.2 million, down $7.9 million or 46.0 percent versus the third quarter of fiscal 2018. Division operating income, as a percentage of sales, decreased from 26.3 percent in the third quarter of last year to 15.9 percent in this year's third quarter. The year-over-year decrease was primarily driven by the impact of lower hurricane recovery film sales and negative operating leverage associated with lower sales volume. The division also experienced cost overruns on a large geomembrane installation project due to unfavorable weather conditions and other factors, and remaining estimated costs to complete have been revised. These adjustments lowered profits by nearly $2 million in this year's third quarter. This installation project will be completed in the fourth quarter of this year and the division expects this project to be break-even.

Aerostar Division:
Net sales for Aerostar during the third quarter of fiscal 2019 were $17.0 million, up $5.9 million or 53.4 percent versus the third quarter of fiscal 2018. This increase in net sales was driven primarily by improved stratospheric balloon sales and aerostat contract deliveries. In the third quarter, stratospheric balloon sales increased significantly as the division completed several flight campaigns and other contract deliverables associated with new U.S. government customers. Additionally, the division fulfilled its aerostat contract with the U.S. Department of Defense resulting in sales of $2.0 million during the third quarter. Sales of aerostats in the third quarter of last year were immaterial.

Division operating income in the third quarter of fiscal 2019 was $3.8 million, up $2.5 million or 182.5 percent versus the third quarter of fiscal 2018. The increase in profitability was primarily due to increased leverage on higher sales volume and higher utilization of engineering support on service contracts.

Aerostar's sales are heavily based on government contracts which are not necessarily stable and predictable from quarter to quarter. Variability is to be expected. The Company expects sales in the fourth quarter to be lighter than

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Raven Industries Third Quarter 2019 Results
November 28, 2018

what was experienced in the first three quarters of the year. This is due to timing of stratospheric balloon contracts and completion of the aerostat contract in the third quarter. Over the longer term, we do expect continued growth in sales and operating income from Aerostar in-line with our long-term growth rate expectation of 10 percent.

Aerostar has been awarded a new five-year $36.2 million contract for the delivery, installation, operation and sustainment support of Air Surveillance Radar Systems on-board certain U.S. naval vessels. This contract was awarded based on strong performance of fielded radar systems and the attractiveness of the division's value-for-cost product offering which utilizes Aerostar's leading technology and signal processing. Aerostar expects revenues from this contract to be spread over a period of five years, with deliveries beginning next year.

Market Outlook:
For Applied Technology, the Ag market dynamics have generally been consistent with Company expectations and the Company does not expect significant changes in the next twelve to eighteen months. The division continues to focus on driving growth, regardless of market conditions, through innovation and new product introductions as well as continuing to expand OEM relationships both domestically and internationally.

Engineered Films continues to experience strong demand in the industrial market, and Line 15 will provide additional capacity to capture these opportunities starting in the fourth quarter of this year. The U.S. energy market remains strong, but the significant market rebound has leveled off, and growth in rig counts has correspondingly slowed. Oil prices have decreased recently to the $50 dollar-level, which if sustained may keep growth in the energy market more subdued.

The Company continues to monitor the global trade environment and tariff developments from both a supplier and customer perspective. At this time, the Company believes the dynamics are manageable and such developments will not have a material impact to financial performance.

Fiscal 2019 Outlook:
“Overall, the Company's third quarter performance was strong,” said Dan Rykhus, President and CEO. “Aerostar and Applied Technology drove substantial growth in sales and profitability. These gains were partially offset by a temporary step back in performance for Engineered Films.

“Applied Technology's continued growth in sales is a testament to the division's focus on innovation and best-in-class service. Superior technology offerings and platform expansion have positioned Applied Technology well and resulted in market share gains. The division remains focused on its key growth initiatives, including its organic growth investment in Brazil and continued new product development. At the same time, the division continues to

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Raven Industries Third Quarter 2019 Results
November 28, 2018

evaluate a number of potential acquisition targets to supplement its organic growth strategy. The division is consistently improving and driving results towards our long-term expectations.

"Engineered Films continues to invest for the future. The division is nearing the completion of Line 15 to expand capacity to capitalize on new opportunities within the industrial and geomembrane markets and is diligently preparing for its Project Atlas go-live to provide for more advanced planning and operations management. The absence of significant hurricane recovery film sales was expected, and it adversely impacted the year-over-year comparisons for this quarter. The division's third quarter installation project cost overruns were disappointing; however, the underlying fundamentals for the division remain strong, we are optimistic for the future, and the division's long-term division profit margin expectation remains 18 to 20 percent.

"Aerostar had another outstanding quarter with strong growth in stratospheric balloon sales. The new $36 million radar contract award also demonstrates why radar systems remain a strategic core product line for the division. The division's financial performance and contract wins over the past year are a direct result of the focus that the division has achieved.

"In closing, we are very pleased with both our third quarter and year-to-date financial performance. We have made tremendous progress in a number of strategic areas, while continuing to invest for long-term growth. Our business model and strategic plans are strong and give us confidence in our future,” concluded Rykhus.

Regulation G:
The information presented in this earnings release regarding consolidated and Engineered Films' net sales excluding the impact of hurricane recovery film sales, as well as the information regarding earnings before interest, taxes, depreciation, and amortization (EBITDA) do not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Additionally, Management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments as well as the comparability of results. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

About Raven Industries, Inc.:
Raven Industries (NASDAQ: RAVN) is dedicated to providing innovative, high-value products and solutions that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and lighter-than-air technologies. Since 1956, Raven has designed, produced, and delivered exceptional

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Raven Industries Third Quarter 2019 Results
November 28, 2018

solutions, earning the company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.

Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act.

Generally, forward-looking statements can be identified by words such as "may," "will," "plan," "believe," "expect," "intend," "anticipate," "potential," "should," "estimate," "predict," "project," "would," and similar expressions, which are generally not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our future operating or financial performance or events, our strategy, goals, plans and projections regarding our financial position, our liquidity and capital resources, and our product development - are forward-looking statements.

Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements, because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain known risks, as described in the Company’s 10K under Item 1A, and unknown risks and uncertainties that may cause actual results to differ materially from our Company’s historical experience and our present expectations or projections.

Contact Information:
Bo Larsen
Investor Relations Director
Raven Industries, Inc.
+1(605)-336-2750

Source: Raven Industries, Inc.

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Raven Industries Third Quarter 2019 Results
November 28, 2018

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2018	2017	Fav (Un) Change	2018	2017	Fav (Un) Change
Net sales	$104,833	$101,349	3.4%	$318,646	$281,494	13.2%
Cost of sales	72,180	68,016		211,387	189,692
Gross profit	32,653	33,333	(2.0)%	107,259	91,802	16.8%
Gross profit percentage	31.1%	32.9%		33.7%	32.6%

Research and development expenses	6,478	4,083		17,914	12,319
Selling, general, and administrative expenses	12,563	11,421		37,573	31,476
Long-lived asset impairment loss	—	—		—	259
Operating income	13,612	17,829	(23.7)%	51,772	47,748	8.4%
Operating income percentage	13.0%	17.6%		16.2%	17.0%

Other income (expense) , net	674	(34)		6,214	(327)
Income before income taxes	14,286	17,795	(19.7)%	57,986	47,421	22.3%

Income tax expense	1,230	5,798		9,062	14,842
Net income	13,056	11,997	8.8%	48,924	32,579	50.2%

Net income (loss) attributable to noncontrolling interest	24	(1)		80	(2)

Net income attributable to Raven Industries, Inc.	$13,032	$11,998	8.6%	$48,844	$32,581	49.9%

Net income per common share:
- Basic	$0.36	$0.33	9.1%	$1.36	$0.90	51.1%
- Diluted	$0.36	$0.33	9.1%	$1.34	$0.89	50.6%

Weighted average common shares:
- Basic	36,057	35,939		35,989	36,108
- Diluted	36,472	36,320		36,439	36,477

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Raven Industries Third Quarter 2019 Results
November 28, 2018

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	October 31	January 31	October 31
	2018	2018	2017
ASSETS
Cash and cash equivalents	$68,693	$40,535	$36,873
Accounts receivable, net	66,166	58,532	59,573
Inventories	53,229	55,351	53,481
Other current assets	6,474	5,861	3,910
Total current assets	194,562	160,279	153,837

Property, plant and equipment, net	106,499	106,280	105,651
Goodwill and amortizable intangibles, net	57,756	57,294	58,127
Other assets	2,909	2,950	2,926
TOTAL ASSETS	$361,726	$326,803	$320,541

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$12,149	$13,106	$13,383
Accrued and other liabilities	22,977	23,836	22,553
Total current liabilities	35,126	36,942	35,936

Other liabilities	17,091	13,795	13,456
Shareholders' equity	309,509	276,066	271,149
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$361,726	$326,803	$320,541

Net Working Capital and Net Working Capital Percentage[2]
Accounts receivable, net	$66,166	$58,532	$59,573
Plus: Inventories	53,229	55,351	53,481
Less: Accounts payable	12,149	13,106	13,383
Net working capital[2]	$107,246	$100,777	$99,671

Annualized net sales	$419,332	$383,292	$405,396
Net working capital percentage[2]	25.6%	26.3%	24.6%

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Raven Industries Third Quarter 2019 Results
November 28, 2018

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands) (Unaudited)

	Nine Months Ended October 31,
	2018	2017
Cash flows from operating activities:
Net income	$48,924	$32,579
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,273	10,985
Long-lived asset impairment loss	—	259
Other operating activities, net	(7,889)	(12,989)
Net cash provided by operating activities	52,308	30,834

Cash flows from investing activities:
Capital expenditures	(10,421)	(7,003)
Payments related to business acquisitions	—	(12,700)
Proceeds from sale or maturity of investments	7,334	250
Purchases of investments	(502)	(255)
Proceeds (disbursements) from sale of assets, settlement of liabilities	832	(333)
Other investing activities, net	(2,042)	(36)
Net cash used in investing activities	(4,799)	(20,077)

Cash flows from financing activities:
Dividends paid	(14,000)	(14,032)
Payments for common shares repurchased	—	(10,000)
Payment of acquisition-related contingent liabilities	(1,220)	(364)
Other financing activities, net	(3,560)	(308)
Net cash used in financing activities	(18,780)	(24,704)

Effect of exchange rate changes on cash	(571)	172

Net increase (decrease) in cash and cash equivalents	28,158	(13,775)
Cash and cash equivalents at beginning of period	40,535	50,648
Cash and cash equivalents at end of period	$68,693	$36,873

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Raven Industries Third Quarter 2019 Results
November 28, 2018

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2018	2017	Fav (Un) Change	2018	2017	Fav (Un) Change
Net sales
Applied Technology	$29,740	$25,319	17.5%	$100,532	$94,233	6.7%
Engineered Films	58,239	65,108	(10.6)%	177,106	157,691	12.3%
Aerostar	17,031	11,103	53.4%	41,449	30,078	37.8%
Intersegment eliminations	(177)	(181)		(441)	(508)
Consolidated net sales	$104,833	$101,349	3.4%	$318,646	$281,494	13.2%

Operating income
Applied Technology	$7,737	$5,357	44.4%	$32,473	$25,447	27.6%
Engineered Films	9,239	17,115	(46.0)%	33,241	35,386	(6.1)%
Aerostar	3,839	1,359	182.5%	10,479	4,165	151.6%
Intersegment eliminations	(37)	(12)		(33)	(3)
Total segment income	20,778	23,819	(12.8)%	$76,160	$64,995	17.2%
Corporate expenses	(7,166)	(5,990)	(19.6)%	(24,388)	(17,247)	(41.4)%
Consolidated operating income	$13,612	$17,829	(23.7)%	$51,772	$47,748	8.4%

Operating income percentages
Applied Technology	26.0%	21.2%	480bps	32.3%	27.0%	530bps
Engineered Films	15.9%	26.3%	(1040)bps	18.8%	22.4%	(360)bps
Aerostar	22.5%	12.2%	1,030bps	25.3%	13.8%	1,150bps
Consolidated operating income	13.0%	17.6%	(460)bps	16.2%	17.0%	(80)bps

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Raven Industries Third Quarter 2019 Results
November 28, 2018

RAVEN INDUSTRIES, INC.
NET SALES EXCLUDING HURRICANE RECOVERY FILM SALES REGULATION G RECONCILIATION1 & 3
(Dollars in thousands) (Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2018	2017	Fav (Un) Change	2018	2017	Fav (Un) Change
Engineered Films
Reported Net Sales	$58,239	$65,108	(10.6)%	$177,106	$157,691	12.3%
Less: Hurricane Recovery Film Sales	1,510	8,424	(82.1)%	10,429	8,424	23.8%
Net Sales, Excluding Hurricane Recovery Film Sales[3]	$56,729	$56,684	0.08%	$166,677	$149,267	11.7%

Consolidated Raven
Reported Net Sales	$104,833	$101,349	3.4%	$318,646	$281,494	13.2%
Less: Hurricane Recovery Film Sales	1,510	8,424	(82.1)%	10,429	8,424	23.8%
Net Sales, Excluding Hurricane Recovery Film Sales[1]	$103,323	$92,925	11.2%	$308,217	$273,070	12.9%

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Raven Industries Third Quarter 2019 Results
November 28, 2018

RAVEN INDUSTRIES, INC.
EBITDA REGULATION G RECONCILIATION[4]
(Dollars in thousands) (Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
			Fav (Un)			Fav (Un)
Segments	2018	2017	Change	2018	2017	Change
Applied Technology
Reported operating income	$7,737	$5,357	44.4%	$32,473	$25,447	27.6%
Plus: Depreciation and amortization	918	872	5.3%	2,418	2,524	(4.2)%
ATD EBITDA	$8,655	$6,229	38.9%	$34,891	$27,971	24.7%
ATD EBITDA % of Net Sales	29.1%	24.6%		34.7%	29.7%

Engineered Films
Reported operating income	$9,239	$17,115	(46.0)%	$33,241	$35,386	(6.1)%
Plus: Depreciation and amortization	2,279	2,259	0.9%	6,927	6,424	7.8%
EFD EBITDA	$11,518	$19,374	(40.5)%	$40,168	$41,810	(3.9)%
EFD EBITDA % of Net Sales	19.8%	29.8%		22.7%	26.5%

Aerostar
Reported operating income	$3,839	$1,359	182.5%	$10,479	$4,165	151.6%
Plus: Depreciation and amortization	225	351	(35.9)%	662	1,112	(40.5)%
Aerostar EBITDA	$4,064	$1,710	137.7%	$11,141	$5,277	111.1%
Aerostar EBITDA % of Net Sales	23.9%	15.4%		26.9%	17.5%

Consolidated Raven
Net Income attributable to Raven Industries	$13,032	$11,998	8.6%	$48,844	$32,581	49.9%
Interest (income) expense, net	(131)	24		(190)	139
Income tax expense	1,230	5,798		9,062	14,842
Plus: Depreciation and amortization	3,872	3,801		11,273	10,985
EBITDA	$18,003	$21,621	(16.7)%	$68,989	$58,547	17.8%
EBITDA % of Net Sales	17.2%	21.3%		21.7%	20.8%
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1 Consolidated net sales excluding the impact of hurricane recovery film sales is a non-GAAP financial measure defined as consolidated net sales less hurricane recovery film sales.
2 Net working capital is a defined as accounts receivable (net) plus inventories less accounts payable. Net working capital percentage is defined as net working capital divided by four times quarterly sales for each respective period.
3 Engineered Films' net sales excluding the impact of hurricane recovery film sales is a non-GAAP financial measure defined as Engineered Films' net sales less hurricane recovery film sales.
4 EBITDA is a non-GAAP financial measure defined on a consolidated basis as net income attributable to Raven Industries, Inc., plus income taxes, plus depreciation and amortization expense, plus interest (income) expense (net). On a segment basis, it is defined as operating income plus depreciation expense and amortization expense. EBITDA margin is defined as EBITDA divided by net sales.

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